BIGFOOT PROJECT INVESTMENTS TO ACQUIRE HOSPITALITY PROVIDER IN EAST GLACIER PARK, MONTANA

REDWOOD CITY, CA, December 3, 2017 - Bigfoot Project Investments Inc., (OTC PINK: BGFT) (“Bigfoot Project Investments”) today announced it has signed a binding letter of intent to acquire all of the equity interests in East Glacier Park Enterprises LLC (“East Glacier Park Enterprises”), a privately-held hospitality provider in Browning, Montana, for $6.0 million in the form of Convertible Series A Preferred Stock of Bigfoot Project Investments.

Tucked away near the majestic Glacier National Park, East Glacier Park Enterprises owns and operates twelve parcels of land and the following business properties, all of which are located in or around East Glacier, Montana: (1) Dancing Bears Inn & Suites located at 40 Montana Ave, East Glacier Park, MT 59434; (2) Going-To-The-Sun Inn and Suites located at 121 Central Ave, Browning, MT 59417; (3) East Glacier Motel located at 1107 MT-49, East Glacier MT 59434; (4) a bait and tackle shop; (5) a two bedroom, one bathroom rental house; (6) a six-unit apartment building; (7) Alpenglow Restaurant located at 302 Edkins Street, East Glacier Park, MT 59434; (8) a Souvenir and Ice Cream Shop; and (9) vacant lots commercially zoned for an additional five units.

The acquisition of East Glacier Park Enterprises will allow Bigfoot Project Investments to continue to develop the area to attract tourists year-round.  Bigfoot Project Investments intends to build a large-scale “Bigfoot Hotel” that will include the largest Bigfoot museum in the world, a live theater, conference center, retail store, restaurant, and lounge. The live theater will be a showcase for local and touring shows, and will prominently feature the “2 Kings Show” which has toured successfully in Las Vegas, Reno, Lake Tahoe, and other prominent locations. The museum will showcase Bigfoot footprint casts, hair samples, DNA reports, as well as other artifacts collected over the last 50 years in the documented searches and investigations for Bigfoot.  Additionally, the Company plans to use East Glacier Park as base for expeditions that will allow adventurous souls to join the renowned “Searching For Bigfoot Team” on professionally-guided excursions into the mountains to collect further evidence of the creature. The mountain range where East Glacier is located has been identified by Tom Biscardi, also known as the “Godfather of Bigfoot hunters,” a significant migration route for the mythical creatures that he calls a “Bigfoot byway.”

Tom Biscardi, Chief Executive Officer of Bigfoot Project Investments stated, “The acquisition of East Glacier Park Enterprises is another big step in our pursuit of the truth. The Museum’s primary purpose is to educate the public about what has been discovered about the creature, its habits, and its patterns. It is my life’s ambition to prove to the world that this creature exists, and this acquisition will expand our capabilities to research and document these magnificent creatures.”

Forward-Looking Language

Certain statements in this press release, including, without limitation, statements regarding the future business, operating and financial condition of Bigfoot Project Investments. and its products, services, revenues, earnings, operating expenses, operating income, growth, profitability, restructuring costs, accretion, return of shareholder value, aspirational goals and expected synergies for future periods, and strategic goals and any future strategic actions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the successful integration of the operations of the East Glacier Park Enterprises and associated restructuring costs; the hiring and retention of key employees; expectations surrounding the building and maintenance of hotels and museums as well as the benefits of the East Glacier Park Enterprises services and products. These and other risks are described in the Form 10-K, Forms 10-Q and other reports and statements filed by Bigfoot Project Investments Inc. with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Forward-looking statements are made and based on information available to the company on the date of this press release. As reiterated previously, aspirational goals and targets discussed on conference calls or in the presentation materials should not be interpreted in any respect as guidance. The company assumes no obligation to update the information in this press release.

About Bigfoot Project Investments

Bigfoot Project Investments (OTC PINK: BGFT) engages in the development, production, and distribution of documentary and fictional films about a creature known as Bigfoot. Bigfoot Project Investments. continues to collect artifacts and evidence with its expedition team that is in the field approximately 9 months out of the year. They also present new stories of encounters on the weekly radio show podcast. New merchandise such as T-shirts, hats, coffee mugs and other items can be purchased through the website. Bigfoot Project Investments was founded in 2011 and is headquartered in Redwood City, California. For more information visit www.searchingforbigfoot.com.

Contacts:

Sara Reynolds, CFO

Bigfoot Project Investments Inc.

Phone: (650) 793-9093

Email: bgft@searchingforbigfoot.com

Reed Farnsworth

Veyo Partners LLC

Phone: (646) 751-8555

Email: reed.f@veyopartners.com